Exhibit 4.3

AMENDMENT

TO

WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (the “Amendment”) is made and entered into on this 1st day of October, 2003 by and among 21st Century Holding Company, a Florida corporation (the “Company”) and Gilford Securities Incorporated (“Gilford”).

WHEREAS, the Company and Gilford entered into a Warrant Agreement (the “Warrant Agreement”) dated as of November 10, 1998.

WHEREAS, Section 14 of the Agreement and Plan of Merger provides that the Company and Gilford may amend the Warrant Agreement.

WHEREAS, the Company and Gilford desire to amend the terms of the Warrant Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.

Section 1 of the Warrant Agreement is hereby amended by replacing “November 10, 2003” therein with “December 31, 2003”.

2.

Exhibit A of the Warrant Agreement is hereby amended by replacing each reference to “November 10, 2003” therein with “December 31, 2003”.

3.

The Warrant Certificate No.W-1 attached to the Warrant Agreement is hereby amended by replacing each reference to “November 10, 2003” therein with “December 31, 2003”.

4.

The Company represents and warrants that all corporate action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Amendment has been taken. This Amendment is a valid and binding obligation of the Company enforceable in accordance with its terms

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

21st CENTURY HOLDING COMPANY

By

/s/ EDWARD J. LAWSON

Name: Edward J. Lawson

Title: President

GILFORD SECURITIES INCORPORATED

By:

/s/ ROBERT A. MALEY

Name: Robert A. Maley

Title: Senior Vice-President